UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  January 19, 2012

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-1097 (Commission File No.)	31-0455440 (IRS Employer Identification Number)

600 Albany Street, Dayton, Ohio	45417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 221-1000

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition

See Item 8.01 below.

Item 2.05   Costs Associated with Exit or Disposal Activities

See Item 8.01 below.

Item 8.01   Other Events

On January 23, 2012, the Company issued a press release announcing certain actions taken by the Company’s Board of Directors at its meeting on January 19, 2012, including the initiation of a new strategic restructuring program, and the suspension of the Company’s quarterly dividend.  Total costs of the restructuring program are expected to be approximately $7.0 million, of which $5.5 million is for involuntary termination costs and $1.5 million is for contract termination and other associated costs.

In addition, the Company established a deferred tax asset valuation allowance.  The determination to take the non-cash deferred tax asset valuation charge was made in connection with the preparation of the Company’s fiscal 2011 annual financial statements which are required to be included in the Company’s upcoming annual report on Form 10-K and will be covered in detail in that report. The Company concluded that after evaluating all positive and negative evidence regarding the potential realization of the Company’s deferred tax assets, a valuation allowance is necessary at this time based on additional fourth quarter actuarial pension losses of approximately $80 million, restructuring charges, and cumulative losses in recent years.

A copy of the press release is attached as Exhibit 99.1 and is filed under each of the above item headings.

Item 9.01  Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press Release dated January 23, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT	THE STANDARD REGISTER COMPANY

Date: January 23, 2012	By: /s/Gerard D. Sowar
Gerard D. Sowar, Vice President, General Counsel and Secretary